Filed Pursuant to Rule 433
Registration No. 333-167435
Term Sheet
June 10, 2010
MAXIM INTEGRATED PRODUCTS, INC.
$300,000,000 3.45% NOTES DUE 2013

ISSUER:	Maxim Integrated Products, Inc.

TITLE OF SECURITIES:	3.45% Notes due 2013

RATINGS*:	Baa1 by Moody’s Investors Service, Inc and BBB by Standard & Poor’s Rating Services

TRADE DATE:	June 10, 2010

SETTLEMENT DATE (T+5):	June 17, 2010

MATURITY DATE:	June 14, 2013

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$300,000,000

PRICE TO PUBLIC (ISSUE PRICE):	99.876%

BENCHMARK:	UST 1.375% due May 15, 2013

BENCHMARK TREASURY PRICE AND YIELD:	100-12; 1.244%

YIELD TO MATURITY:	3.494%

SPREAD TO TREASURY:	+225 basis points

INTEREST RATE:	3.45% per annum

INTEREST PAYMENT DATES:	Semi-annually on each June 14 and December 14; commencing on December 14, 2010

DENOMINATIONS:	$2,000 by $1,000

OPTIONAL REDEMPTION:	Make-whole call at any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at the treasury rate plus 35 basis points

CHANGE OF CONTROL:	Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

JOINT BOOKRUNNERS:	J.P. Morgan Securities Inc. and Goldman, Sachs & Co.

CUSIP:	57772KAA9

ISIN:	US57772KAA97
THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE PROSPECTUS RELATING TO THE OFFERING MAY BE OBTAINED BY CALLING EITHER J.P. MORGAN SECURITIES INC. COLLECT AT 1-212-834-4533 OR GOLDMAN, SACHS & CO. TOLL-FREE AT 1-866-471-2526.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.
WE EXPECT TO DELIVER THE NOTES AGAINST PAYMENT FOR THE NOTES ON OR ABOUT THE DATE SPECIFIED IN THE LAST PARAGRAPH OF THE COVER PAGE OF THIS PROSPECTUS SUPPLEMENT, WHICH WILL BE THE FIFTH BUSINESS DAY FOLLOWING THE DATE OF THE PRICING OF THE NOTES. UNDER RULE 15C6-1 OF THE EXCHANGE ACT, TRADES IN THE SECONDARY MARKET GENERALLY ARE REQUIRED TO SETTLE IN THREE BUSINESS DAYS, UNLESS THE PARTIES TO ANY SUCH TRADE EXPRESSLY AGREE OTHERWISE. ACCORDINGLY, PURCHASERS WHO WISH TO TRADE NOTES ON THE DATE OF PRICING OR THE NEXT SUCCEEDING BUSINESS DAY WILL BE REQUIRED, BY VIRTUE OF THE FACT THAT THE NOTES INITIALLY WILL SETTLE IN T+5, TO SPECIFY AN ALTERNATE SETTLEMENT ARRANGEMENT TO PREVENT A FAILED SETTLEMENT.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.